EXHIBIT 10.1

VENTURE FINANCIAL GROUP, INC.
EMPLOYMENT AGREEMENT

FOR

Sandra L. Sager

     This EMPLOYMENT AGREEMENT ("Agreement") by and among VENTURE FINANCIAL GROUP, INC., a Washington corporation (the "Company"), VENTURE BANK, a Washington banking corporation (the "Bank") (hereinafter the Company and the Bank are collectively referred to as the "Employer"), and Sandra L. Sager ("Executive"), is dated November ____, 2005.

                1. Employment. Starting December 19, 2005 (the "Effective Date"), Employer will employ Executive, subject to the terms and conditions set forth in this Agreement. The employment is "at will." Notwithstanding the term of this Agreement, Employer may terminate Executive's employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement.

                2. Term. The term of the Agreement begins on the Effective Date and continues for two years. Unless either party informs the other party that they do not wish to extend the Agreement at least 60 days prior to the end of the Term, this Agreement will automatically renew for an additional one-year term as of the end of each Term. "Term" as used herein includes the initial term and any extensions thereto.

                3. Position. Executive will serve as Executive Vice President, Chief Financial Officer. Executive will faithfully and diligently perform the duties that are normal and customary to the position, as well as those duties assigned from time to time by the Chief Executive Officer of the Bank (the "CEO").

                4. Obligations. Executive shall devote Executive's best efforts, energies, and skills to the position and shall not engage in any business or employment activity that is not on Employer's behalf (whether or not pursued for gain or profit), except for (i) activities approved in writing in advance by the CEO and (ii) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made. Executive agrees to act in accordance with the laws of the State of Washington and the federal government and pursuant to the general guidelines and directions as established from time to time by the Employer's Boards of Directors.

                5. Compensation.

            (a) Base Salary. For services performed under this Agreement, Executive shall be entitled to $11,250 per month ($135,000 on an annualized basis), which Employer may increase in its sole discretion (the "Base Salary"). The Base Salary will be paid in accordance with the Bank's regular payroll schedule.

            (b) Incentive Compensation. In addition to the Base Salary, Executive will participate in the Venture Bank Annual Incentive Plan (and any successor plans) and will be eligible to receive an annual bonus at a level pursuant to a formula determined by Employer from time to time based on factors including, but not limited to, the quality of Executive's performance of Executive's assigned duties and the pre-tax profits of the Bank. The Executive's bonus for 2005 will not be less than $30,000.

                (c) Other benefits. During the term of this Agreement, Executive shall be entitled to receive all employee benefits Employer generally provides to it's Executives including the following benefits: medical, dental, vision, life insurance, KSOP, voluntary life insurance, long-term disability insurance, and other benefits as outlined in Employer's Personnel Policy and Procedures Manual and as provided to regular full-time employees of Employer.

                (d) Relocation Expenses. The Executive shall be entitled to reimbursement in full of all reasonable expenses up to a maximum of $7,500 incurred in relocating to within 20 miles of DuPont, Washington, provided Executive relocates and incurs the related expenses by September 30, 2006.

                6. Reimbursable Expenses. Executive is authorized to receive reimbursement for reasonable expenses incurred in performing his or her duties and in promoting the business of Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by Employer.

                7. Vacation. Executive shall be entitled to paid vacation according to the Bank's Personnel Policy, but no less than 20 days of paid vacation each year.

              8. Definition of "Cause". Cause for termination of employment means any one or more of the following:

               (a) Willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of Executive's duties, as reasonably determined by either of the Boards of Directors or by the CEO;

                (b) Conviction of any felony or of a crime in connection with Executive's duties;

            (c) Conduct significantly harmful to Employer, as reasonably determined by either of the Boards of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Employer;

            (d) Refusal or failure to act in accordance with a stipulation, requirement, or directive of either of the Boards of Directors or the Supervisor (provided such directive is lawful);

              (e) Failure to faithfully or diligently perform any of the duties of Executive's employment which are specified in this Agreement, articulated by the CEO, or are usual and customary duties of Executive's employment, if Executive has not corrected the problem or formulated a plan for its correction with the CEO (if such failure is not susceptible to immediate correction) within thirty (30) days after notice to Executive; or

             (f) Removal of Executive from office or permanent prohibition of Executive from participating in the conduct of Employer's affairs by an order issued by a bank regulatory authority.

               9. Definition of "Good Reason". Good Reason for Executive's resignation means any one or more of the following occurs without Executive's consent:

            (a) Reduction of Executive's salary or elimination of any compensation or benefit plan benefiting Executive unless such reduction or elimination is applicable to all Executives; or

            (b) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 30 miles each way from the main business office of the Bank as of the date of this Agreement (or the new administrative office in Dupont).

           10. Termination. Executive's employment may be terminated as described in this Section, in which event Executive will receive payments for all Base Salary and benefits accrued as of the date of Executive's termination, which shall be paid in accordance with applicable law. All compensation and benefits shall terminate as of the date of termination, except as otherwise provided in this Agreement.

           (a) For Cause or Without Good Reason. If Executive's employment is terminated by Employer for Cause or by Executive without Good Reason, Executive will have no right to receive compensation or other benefits after termination under this Section.

           (b) Without Cause or for Good Reason. If Executive's employment is terminated by Employer without Cause, or by Executive for Good Reason, the Bank will pay Executive a severance benefit equal to 12 months of Base Salary, based on the highest Base Salary paid to Executive in the preceding twelve months (the "Severance Benefit"), subject to statutory payroll deductions. The Severance Benefit will be paid in installments over the number of months of the continued Base Salary (the "Severance Benefit Period"), starting the month following termination, in accordance with Employer's standard payroll procedures. Receipt of the Severance Benefit is conditioned on Executive having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Executive having revoked the Separation Agreement. Receipt and continued receipt of the Severance Benefit is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.

           (c) Death or Disability. This Agreement terminates if Executive dies or if Executive is unable to perform Executive's duties and obligations under this Agreement for a period of 90 calendar days as a result of a physical or mental disability arising at any time during the term of the Agreement, unless with reasonable accommodation Executive could continue to perform his duties and making these accommodations would not cause an undue hardship to the Bank. If termination occurs under this Section 10(c), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

              (d) Termination Related to Change in Control. A "Change in Control" occurs if: (i) the Company merges or consolidates with another corporation and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Company's voting securities immediately before the merger or consolidation; or (ii) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires a majority of the Company's outstanding stock or substantially all of the Company's assets.

           Executive will be entitled to a Change in Control Benefit (defined below), in lieu of any other severance benefit provided herein, if there is a Change of Control and (1) within one year following the effective date of such Change of Control, Employer terminates Executive's employment without Cause or

Executive terminates Executive's employment for Good Reason or (2) at any time during the period starting 180 days prior to the public announcement of the transaction that will result in a Change of Control and ending at the Change in Control, Employer terminates Executive's employment without Cause. The Change in Control Benefit equals 12 months of Base Salary, based on Executive's Base Salary at termination or at the Change in Control, whichever is greater. The Change in Control Benefit will be paid in installments over the number of months of the continued Base Salary (the "Severance Benefit Period"), starting the month following termination, in accordance with Employer's standard payroll procedures and subject to statutory payroll deductions. Receipt of the Change in Control Benefit is conditioned on Executive having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Executive having revoked the Separation Agreement. Receipt and continued receipt of the Change in Control Benefit is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.

               (e) "Excess Parachute Payment" Restrictions. If the benefits under Section 10(d), either alone or together with other payments to which Executive is entitled to receive from Employer, would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), these benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the benefits pursuant to the foregoing provisions, shall be made by mutual agreement of Employer and Executive or if no agreement is possible, by Executive's accountants.

               (f) Limitation on Severance or Change in Control Benefit. Notwithstanding any other provision in this Agreement, Employer shall make no payment of any benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the "FDIC") as the same may be amended from time to time, and if such payment is so prohibited, Employer shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

           (g) Return of Bank Property. If and when Executive ceases for any reason to be employed by Employer, Executive must return to Employer all keys, pass cards, identification cards and any other property of Employer. At the same time, Executive also must return to Employer all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Employer. The obligations in this paragraph include the return of documents and other materials that may be in Executive's desk at work, Executive's car or place of residence, or in any other location under Executive's control.

                11.  Restrictive Covenants.

                (a) Confidential Information. Executive acknowledges that in the course of Executive's employment, Executive will have or obtain knowledge of confidential information and other secrets concerning Employer and its business, plans and strategies, its actual and prospective customers, and other matters which are valuable to Employer and which Employer does not want disclosed. Executive will not during and after the Term, disclose to any other person or entity any confidential information concerning Employer, its business operations or customers, or use for his own purposes or permit or assist others in the use of such confidential information, unless (i) either of the Boards of Directors consents to the use or disclosure of the information, (ii) the use or disclosure is consistent with Executive's duties under this

Agreement, or (iii) disclosure is required by law or court order.

               (b) Noncompetition. Executive shall be subject to the noncompetition covenant in this Section 11(b), the duration of which (the "Noncompete Period") depends on the circumstances of the Executive's termination. If the Executive is terminated under Section 10(a) or Section 10(c), the Noncompete Period is twelve (12) months following termination. If the Executive is terminated under Section 10(b) or 10(d), the Noncompete Period equals the Severance Benefit Period as defined under Section 10(b) or Section 10(d), respectively, regardless of whether the Executive fails to perfect or forfeits the right to the Severance Benefit or Change in Control Benefit. During the Noncompete Period, Executive shall not be employed or act in any capacity, either directly or indirectly or otherwise "participate" (as defined below) in any business conducting any of the types of business conducted by Employer at the time of termination of employment in any market area delineated in Employer's CRA (Community Reinvestment Act of 1977) Plan at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any such business, whether as an Executive, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of any financial institution providing services in the areas delineated in Employer's CRA plan. The term "participate" shall also include participation, planning, or consulting for any startup financial organization.

                (c) Nonsolicitation. During employment and for a period of 24 months following termination (whether voluntary or not), Executive will not solicit any customer of Employer or of any of Employer's subsidiaries for services or products then provided by Employer or any of its subsidiaries. For purpose of this Section, "customers" are defined as (i) all customers services by Employer or any of Employer's subsidiaries at any time within 12 months before termination of Executive's employment, (ii) all customers and potential customers whom Employer or Employer's subsidiaries, with the knowledge or participation of Executive, actively solicited at any time 12 months before termination of Executive's employment, and (iii) all successors, owners, directors, partners and management personnel of the customers described in (i) or (ii).

            (d) Nonraiding of Employees. Executive recognizes that the Employer's workforce is a vital part of its business; therefore, Executive agrees that for 24 months following termination, Executive will not directly or indirectly solicit any employee to leave his or her employment with Employer or any of Employer's subsidiaries. This includes that Executive will not (i) disclose to any third party the names, backgrounds, or qualifications of any of the employees or otherwise identify them as potential candidates for employment, or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for any other employer. For purposes of this Section, employees include all employees working for Employer or any of Employer's subsidiaries at the time of termination of Executive's employment.

            (e) Injunctive Relief. Executive acknowledges that it is impossible to measure in money the damages that will accrue to Employer if Executive fails to observe the covenants in this Section 11 (the "Restrictive Covenants"); therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction to prohibit the restricted activity. Executive hereby waives the claim or defense that an adequate remedy at law is available to Employer. Nothing set forth herein shall prohibit Employer from pursuing all remedies available to it.

            (f) Reasonableness. The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable both as to time and as to area. The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of Employer's business and goodwill;

(ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure Employer's business and goodwill; and (iii) that the degree of injury to the public due to the loss of the service and skill of Executive or the restrictions placed upon Executive's opportunity to make a living with Executive's skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if any portion of the Restrictive Covenants is adjudged unreasonably broad, then the parties authorize said court or arbitrator to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce the same.

                (g) Survival. This Section 11 shall survive the termination of this Agreement.

              12. Creative Work. Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during employment with Employer, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Employer. Executive hereby assigns to the Company and the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

                13. Arbitration. Any dispute arising under this agreement shall be settled by final, binding, private arbitration in Thurston County, Washington, unless the arbitrator is unwilling to travel to Thurston County, in which case the arbitration will be held in Seattle, Washington. This includes disputes about the meaning of the agreement and performance under the agreement. The arbitration will be conducted by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority to determine all issues, including arbitrability. The arbitrator's award may be reduced to final judgment in Thurston County Superior Court. Each party shall bear its own costs in connection with the arbitration and shall share equally the fees and expenses of the arbitrator, except that the arbitrator may award the prevailing party fees and costs. Notwithstanding the foregoing, an aggrieved party may seek a temporary restraining order or preliminary injunction in Thurston County Superior Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

              14. Expenses/Attorneys' Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys' fees, filing and service fees, witness fees and arbitrator's fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded.

                15. Notices. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Employer or to Executive at their last known addresses.

              16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

                17. Waiver/Amendment. This Agreement may not be amended, released, discharged,

abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

              18. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

              19. Entire Agreement. This Agreement represents the entire employment agreement between the parties regarding the subject matter hereof and together with Employer's employee handbook governs the terms of Executive's employment. Where there is a conflict between this Agreement and the employee handbook, the terms of this Agreement shall govern. This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof. This Agreement does not supersede any incentive compensation agreement (including stock option agreements) entered into separately by the parties to this Agreement.

               20. Assignment. Executive shall not assign or transfer any of Executive's rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. Upon Executive's death, Executive's rights under this agreement shall inure to Executive's heirs, executors, administrators or assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer, regardless of the manner in which the successors or assigns succeed to the interests or assets of Employer. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer, by any merger, consolidation or acquisition where Employer is not the surviving corporation, by any transfer of all or substantially all of Employer's assets, or by any other change in Employer's structure or the manner in which Employer's business or assets are held. Executive's employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

             21. Survival. If any benefits provided to Executive under this Agreement are still owed or claims under the Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The Restrictive Covenants and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Executive may have against Employer.

             22. ADVICE OF COUNSEL. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party be reason of the drafting or preparation hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

EXECUTIVE:
___________________________________ ___________________________________ Sandra L. Sager

VENTURE FINANCIAL GROUP, INC.
By: ___________________________________ James F. Arneson, President
VENTURE BANK
By: ___________________________________ James F. Arneson, President/CEO

Exhibit A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This is a confidential agreement (this "Separation Agreement") between you,  _______________, and us, Venture Financial Group, Inc. and Venture Bank (collectively, "Venture"). This Separation Agreement is dated for reference purposes _____________, 20___, which is the date we delivered this Separation Agreement to you for your consideration.

        1. Termination of Employment. Your employment terminates [or was terminated] on _______________, 20___ (the "Separation Date").

        2. Payments. In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you the Severance Benefit specified in Section 10(b) or the Change in Control Benefit in Section 10(d), as appropriate, of the Agreement between you and Employer dated __________________ (the "Employment Agreement"). Such provisions of the Employment Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the noncompetition provision in Section 11(b) of the Employment Agreement, which is incorporated herein by reference and otherwise comply with the material terms of the Employment Agreement and of this Separation Agreement.

        3. COBRA Continuation Coverage. Your normal employee participation in Venture's group health coverage will terminate on the Separation Date. Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA). Continuation of group health coverage after the Separation Date is entirely at your expense, as provided under COBRA.

        4. Termination of Benefits. Except as provided in Section 3 above, your participation in all employee benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

        5. Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us.

        6. No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation. We owe no further compensation or benefits of any kind, except as described in Section 2 above.

      7. Release of Claims.

        (a) You hereby release (i) Venture and its subsidiaries, affiliates, and benefit plans, (ii) each of Venture's past and present shareholders, executives, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

        (b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys' fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

        (c) You specifically waive any rights or claims that you may have under the Title 49 of the Revised Code of Washington, the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

        (d) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement. Should you apply for future employment with Venture, Venture has no obligation to consider you for future employment.

        (e) You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

        (f) This Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers' compensation benefits. This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

        (g) You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement. You assume this risk and all other risks of any mistake in entering into this Separation Agreement. You agree that this release is fairly and knowingly made.

        (h) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Separation Agreement.

        8. No Admission of Liability. Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of liability or wrongdoing by Venture.

        9. Venture Materials. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, in accordance with Section 10(h) of the Employment Agreement, which is incorporated herein by reference.

        10. Nondisclosure Agreement. You will comply with the covenant regarding confidential information in Section 11(a) of the Employment Agreement, which covenant is incorporated herein by reference.

        11. No Disparagement. You may not disparage Venture or Venture's business or products, and may not encourage any third parties to sue Venture.

        12. Cooperation Regarding Other Claims. If any claim is asserted by or against Venture as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

        13. Noncompetition; Nonsolicitation; No interference. You will comply with Sections 11(a), (b) (c), and (d) of the Employment Agreement, incorporated herein by reference, and Venture will have the right to enforce those provisions under the terms of Section 11(e) of the Employment Agreement, incorporated herein by reference. Following the expiration of the respective covenants, you will not, apart from good faith competition, interfere with Venture's relationships with customers, employees, vendors, or others.

        14. Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

        15. Consideration Period. You have 21 days from the date this Separation Agreement is given to you to consider this Separation Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this Separation Agreement within this 21-day period, you will not be eligible to receive the benefits described in this Separation Agreement.

        16. Revocation Period and Effective Date. You have 7 calendar days after signing this Separation Agreement to revoke it. To revoke this Separation Agreement after signing it, you must deliver a written notice of revocation to Venture's President before the 7-day period expires. This Separation Agreement shall not become effective until the 8th calendar day after you sign it. If you revoke this Separation Agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this Separation Agreement.

        17. Governing Law. This Separation Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington.

      18. Dispute Resolution.

        (a) Arbitration. Any dispute arising under this agreement shall be settled by final, binding, private arbitration in Thurston County, Washington, unless the arbitrator is unwilling to travel to Thurston County, in which case the arbitration will be held in Seattle, Washington. This includes disputes about the meaning of the agreement and performance under the agreement. The arbitration will be conducted by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority to determine all issues, including arbitrability. The arbitrator's award may be reduced to final judgment in Thurston County Superior Court. Each party shall bear its own costs in connection with the arbitration and shall share equally the fees and expenses of the arbitrator, except that the arbitrator may award the prevailing party fees and costs. Notwithstanding the foregoing, an aggrieved party may seek a temporary restraining order or preliminary injunction in Thurston County Superior Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

        (b) Expenses/Attorneys' Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys' fees, filing and service fees, witness fees and arbitrator's fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded.

        19. Saving Provision. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

        20. Final and Complete Agreement. Except for the Employment Agreement to the extent it is expressly incorporated herein by reference, this Separation Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

Venture Financial Group, Inc.	Venture Bank
By:_______________________________	By:_______________________________
Title:______________________________	Title:______________________________

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement and confirm that I have read and understood each part of it.

_________________________________________
_________________________________________ Printed Name
_________________________________________ Date